Exhibit 99.1

Codexis, Dyadic In Enzyme Production System License Agreement

Redwood City, CA and Jupiter, FL

November 17, 2008

Codexis, Inc. and Dyadic International (USA), Inc. today announced a license agreement covering use of Dyadic’s C1 expression system for large-scale production of enzymes in certain fields including biofuels and chemical and pharmaceutical intermediate production. The agreement includes an upfront payment by Codexis of $10 million provided that certain performance criteria are satisfied. Additional financial terms were not disclosed.

“Codexis develops improved biocatalysts which are solving specific industrial challenges for global leaders in pharmaceuticals and bioindustrials. We are developing advanced biofuels from non-food biomass sources, and we have other programs aimed at addressing critical environmental issues,” said Alan Shaw, Ph.D., Codexis President and Chief Executive Officer. “The Dyadic production system expands our technology platform, providing improved capability and efficiency in enzyme production across many Codexis programs.”

“Dyadic’s C1 expression system enables the cost-effective manufacture of industrial enzymes at commercial scale,” said Mark Emalfarb, Dyadic Founder and Chief Executive Officer. “We anticipate our C1 System may help overcome limitations of current techniques, and can be an important tool as Codexis develops new fuels and other clean technology products.”

About Codexis
Codexis Inc. is a clean technology company. Codexis develops biocatalysts used to create powerful, efficient and cleaner chemistry-based manufacturing processes in the life sciences, bioindustrial and chemical marketplaces. Codexis technology is used by global pharmaceutical companies for cost-effective manufacturing of human therapeutics and in the energy industry to enable advanced biofuels. Future commercial applications include carbon management, water treatment and chemical manufacturing. For more information, visit www.codexis.com.

About Dyadic International, Inc.
Dyadic International, Inc. is engaged in the development, manufacture and sale of biological products using a number of proprietary fungal strains to produce enzymes and other biomaterials, principally focused on a system for protein production based on the patented Chrysosporium lucknowense fungus, known as C1.

Dyadic is applying its technologies for the production of enzymes for various industrial applications such as pulp and paper, food and feed, and is working on diminishing its reliance of enzyme sales into the textile industry. Dyadic uses, for itself and others, its patented and proprietary technologies to conduct research and development activities for the discovery, development, and manufacture of products and enabling solutions to the bioenergy, industrial enzyme and pharmaceutical industries.

Cautionary Statement for Forward-Looking Statements
Certain statements made in this press release may be considered "forward-looking statements." These forward-looking statements are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause our actual results, performance or achievements to be materially different from such forward-looking statements. In view of such risks and uncertainties, investors and stockholders should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to update any forward looking statements made herein.

Contacts:

Codexis:
Lyn Christenson, 650-421-8144
lyn.christenson@codexis.com
www.codexis.com
or
Burns McClellan:
Justin Jackson, 212-213-0006
jjackson@burnsmc.com

Dyadic:
Richard Jundzil, 561-743-8333
rjundzil@dyadic.com
www.dyadic.com